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                                                                   EXHIBIT 99(H)

Key Bank USA, National Association         Bankers Trust Company
127 Public Square                            as Indenture Trustee
Cleveland, Ohio  44114-1306                4 Albany Street, 7th Floor
                                           New York, New York  10015

Bank One, National Association             MBIA Insurance Corporation
  as Eligible Lender Trustee                 as Surety Provider
One First National Plaza Suite 0126        113 King Street
Chicago, Illinois  60670                   Armonk, New York 10504


                         INDEPENDENT ACCOUNTANT'S REPORT
                      FOR KEYCORP STUDENT LOAN TRUST 2000-B

We have examined management's assertion, included in its representation letter dated March 19, 2002 that Key Bank USA, National Association (KBUSA), a wholly owned subsidiary of KeyCorp, complied with sections 4.04, 4.08(a), 4.08(b), 4.08(c), 5.05, 5.06, 5.07 and 5.08 of the KeyCorp Student Loan Trust 2000-B Sale and Servicing Agreement and sections 1.(a)(xx), 1.(b)(iii), 2 and 3 of the KeyCorp Student Loan Trust 2000-B Administration Agreement (collectively, the "Agreements") as of December 31, 2001 and the year then ended. Management is responsible for KBUSA's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about KBUSA's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about KBUSA's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances, except that in accordance with
Section 5.05 of the Sale and Servicing Agreement, our examination assumed the accuracy of reports prepared by KBUSA's student loan processor. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on KBUSA's compliance with the specified requirements.

In our opinion, assuming the accuracy of reports prepared by KBUSA's student loan processor, management's assertion that KBUSA complied with the aforementioned requirements as of December 31, 2001 and for the year then ended is fairly stated, in all material respects.

This report is intended solely for the information and use of KBUSA, Bankers Trust Company, Bank One, National Association and MBIA Insurance Corporation and is not intended to be and should not be used by anyone other than for these specified parties.



                                           /s/ Ernst & Young LLP

March 19, 2002